 FORM 4                                                                                                        OMB Approval
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                              OMB Number: 3235-0287
    subject to Section 16. Form                                                                         Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*|  2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                        |                                                  |      to Issuer (Check all applicable)
   Gonzalez-Baz, Aureliano              |  National Processing, Inc. (NAP)                 |     __X__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)    | 3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                        |    Security Number     |     Month/Year          |
                                        |    of Reporting        |     May 1998            |----------------------------------------
   2626 North Mesa, #355                |    Person (Voluntary)  |-------------------------|  7. Individual or Joint/Group Filing
----------------------------------------|                        |  5. If Amendment,       |         (Check Applicable Line)
             (Street)                   |                        |     Date of Original    |  _X_ Form filed by One Reporting Person
                                        |                        |     (Month/Year)        |  ___ Form filed by More than One
   El Paso, TX  79902                   |                        |                         |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    |2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                           |  Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                        |(Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                        |  Year)       |               |                          | Owned at End| Direct  | Bene-
                                        |              | --------------|--------------------------| of Month    | (D) or  | ficial
                                        |              |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                        |              |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                        |              |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (over)
* If the form is filed by more than one reporting person see Instruction 4(b)(v).                                   SEC 1474 (7-96)

                               Page 1 of 3 pages

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Options (Rights to Buy) (1)    | 11.8125      |  5/21/98      |  A    |       |833.000|      | 5/21/99 |5/21/08 |Common  | 833.000
                               |              |               |       |       |       |      |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
Options (Rights to Buy) (1)    | 11.8125      |  5/21/98      |  A    |       |833.000|      | 5/21/00 |5/21/08 |Common  | 833.000
                               |              |               |       |       |       |      |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
Options (Rights to Buy) (1)    | 11.8125      |  5/21/98      |  A    |       |834.000|      | 5/21/01 |5/21/08 |Common  | 834.000
                               |              |               |       |       |       |      |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |     D             |               |
--------------|----------------|-------------------|---------------|
              |                |     D             |               |
--------------|----------------|-------------------|---------------|
              |   30,000.000   |     D             |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

See continuation page(s) for footnotes                                /s/ Aureliano Gonzalez-Baz                      06/06/98
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                         Page 2
                                                                                                                       SEC 1474
                                                                                                                         (7-96)

                               Page 2 of 3 pages

Gonzalez-Baz, Aureliano                                       Page 3 of 3 pages
2626 North Mesa, #355                        5/31/98
El Paso, TX 79902



(1) These options were granted under the Issuer's Stock Option Plans between 10/17/96 and 5/21/98 at exercise prices ranging from $11.0625 to $20.50, in reliance upon the exemption provided by 16(b)-3. Each option will expire 10 years from the date of its grant. Generally, the options become exercisable one third annually after the grant date.